Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Savient Pharmaceuticals, Inc.

We consent to the incorporation by reference in Registration Statements on (i) Form S-3 (no. 333-146257) and (ii) Form S-8 (no. 333-36121, 333-33073, 333-33075, 333-64541, 333-87344 and 333-127068) filed by Savient Pharmaceuticals, Inc. of our Reports dated March 1, 2010, relating to our audits of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, including in and incorporated by reference in the Annual Report on Form 10-K of Savient Pharmaceuticals, Inc. for the year ended December 31, 2009.

/s/ McGladrey & Pullen, LLP
New York, NY
March 1, 2010